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                                                                    EXHIBIT 99.1

NEWS RELEASE                                    For Further Information Contact:
                                                Investor Relations: 281-504-4000
                                                Email:  info@harkenenergy.com
                                                www.harkenenergy.com

                              For Immediate Release

            HARKEN TO EXCHANGE A PORTION OF ITS INVESTMENT IN GLOBAL

     HOUSTON, Texas (December 20, 2002) -- Harken Energy Corporation ("Harken") (AMEX: "HEC") announced today that it intends to exchange 2,000,000 ordinary shares of its Global Energy Development PLC subsidiary ("Global") for 1,232,742 (approximately 5.24%) of the redeemable ordinary shares of New Opportunities Investment Trust PLC ("NOIT"), an investment trust organized under the laws of the United Kingdom. NOIT's shares are traded on the London Stock Exchange under the symbol "NOI." Global is traded on the Alternative Investment Market of the London Stock Exchange under the symbol "GED." The transaction is expected to be completed by year-end.

     The exchange will reduce Harken's ownership of Global's ordinary shares to approximately 85.62%, and will result in NOIT owning approximately 7% of Global. The transaction, and the potential future sales of NOIT shares, is conditioned on the admission of the shares to be acquired by Harken on the Official List of the London Stock Exchange.

     NOIT invests primarily in the publicly traded equity and debt securities of selected small companies in the United Kingdom. Mikel D. Faulkner, Chairman of Harken, stated "This transaction is an important part of our capital plan for 2003, as it gives the Company an investment that is more readily salable in the market. We may sell some or all of our shares of NOIT in the near future to fund our capital plan. Retaining an 85.62% ownership in Global, Harken continues to hold a significant interest in its international operations in Latin America."

     Based in Houston, Texas, Harken Energy Corporation ("Harken") (AMEX: "HEC") is an oil and gas exploration and production company whose corporate strategy calls for concentrating its resources on exploration and development of its domestic properties in the Gulf Coast regions of Texas and Louisiana.

     Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as the inherent uncertainties in interpreting engineering data related to underground accumulations of oil and gas, timing and capital availability, discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-K. Actual results may vary materially.